Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q1 2016 Results; Company-owned Comparable Net Bakery-Cafe Sales Increased 6.2%

St. Louis, MO, April 26, 2016 - Panera Bread Company (NASDAQ: PNRA) today reported financial results for fiscal Q1 2016.

HIGHLIGHTS
- Q1 2016 Company-owned comparable net bakery-cafe sales up 6.2%
- Q1 2016 EPS growth of 21% on a reported basis; 11%, excluding one-time items
- Company raises FY 2016 comparable net bakery-cafe sales target to 4.0% to 5.0%
- Company raises FY 2016 EPS target, excluding one-time items, to $6.50 to $6.70, up 5% to 8%

Ron Shaich, Chairman and CEO, commented, "By any measure, we are pleased with our first quarter results. Our growth in same-store sales and transactions was the best we generated in four years and we outperformed the Black Box all-industry composite by the widest margin we have ever recorded. In addition, in the quarter, our earnings per share grew by 21% and, when excluding one-time items, earnings per share grew by 11%. These results make us ever-more confident in our strategy. As a result, today, we are raising our full-year 2016 targets for same-store sales growth and earnings per share. More importantly, as our initiatives roll out and mature, we can clearly see the potential that they represent for sustained earnings expansion at Panera."

Fiscal Q1 2016 Results and Business Review

Reported net income for fiscal Q1 2016 was $35 million, or $1.45 per diluted share, or up 21% when compared to reported net income for fiscal Q1 2015 of $32 million, or $1.20 per diluted share. Excluding one-time items in both quarters (see table below), diluted EPS was $1.56 for fiscal Q1 2016 and $1.41 for fiscal Q1 2015, or up 11%. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule IV.

The Company's fiscal Q1 2016 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including net income and diluted EPS, excluding charges related to the Company's refranchising initiative and an amount reserved for a legal matter, and net income and diluted EPS, as reported:

	For the 13 Weeks Ended		Percentage Change
	March 29, 2016	March 31, 2015

Total revenue	$685,153	$648,504	6%

Net income, excluding certain items	$37,831	$37,425	1%
Refranchising loss, after-tax	(680)	(5,565)
Amount reserved for a legal matter, after-tax	(2,063)	—
Net income, as reported	$35,088	$31,860	10%

Diluted EPS, excluding certain items	$1.56	$1.41	11%
Refranchising loss	(0.03)	(0.21)
Amount reserved for a legal matter	(0.08)	—
Diluted EPS, as reported	$1.45	$1.20	21%

Shares used in diluted EPS	24,214	26,569	-9%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q1 2016, Company-owned comparable net bakery-cafe sales increased 6.2%, franchise-operated comparable net bakery-cafe sales increased 3.3%, and system-wide comparable net bakery-cafe sales increased 4.7% compared to the same period in fiscal 2015.

The Company-owned comparable net bakery-cafe sales increase of 6.2% in fiscal Q1 2016 was comprised of year-over-year transaction growth of 2.4% and average check growth of 3.8%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

As reported, operating margin for fiscal Q1 2016 increased approximately 40 basis points versus fiscal Q1 2015. This increase reflects approximately 120 basis points of benefit from the year-over-year decline in charges related to the Company's refranchising initiative, partially offset by approximately 50 basis points for the amount reserved for a legal matter in fiscal Q1 2016 recorded in general and administrative expenses, as outlined in Schedule IV.

Excluding charges related to the Company's refranchising initiative and the amount reserved for a legal matter, operating margin for fiscal Q1 2016 decreased approximately 40 basis points versus fiscal Q1 2015. This decrease was primarily the result of structural wage increases and costs related to the startup and transition expenses associated with our strategic initiatives.

New Bakery-Cafe Development and AWS

During fiscal Q1 2016, the Company opened 17 new bakery-cafes and its franchisees opened 13 new bakery-cafes. As a result, there were 1,997 bakery-cafes open system-wide as of March 29, 2016.

	Company-Owned	Franchise-Operated	Total System
Bakery-cafes as of December 29, 2015	901	1,071	1,972
Bakery-cafes opened	17	13	30
Bakery-cafes closed	(2)	(3)	(5)
Bakery-cafes as of March 29, 2016	916	1,081	1,997

Average weekly sales (“AWS”) for Company-owned "Class of 2016" bakery-cafes through fiscal Q1 2016 was $58,883. AWS for franchise-operated "Class of 2016" bakery-cafes through fiscal Q1 2016 was $51,641.

A schedule of fiscal Q1 2016 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories.

Update on Use of Capital

During fiscal Q1 2016, the Company repurchased 613,335 shares at an average price of $197.63 per share for an aggregate purchase price of approximately $121.2 million. The Company has approximately $162.3 million available under the current $750 million repurchase authorization as of fiscal Q1 2016.

Full Year Fiscal 2016 Outlook

Comparable Net Bakery-Cafe Sales Growth

The Company announced today that Company-owned comparable net bakery-cafe sales in the first 27 days of fiscal Q2 2016 were up 4.4%.

The Company today raised its targeted range for fiscal 2016 Company-owned comparable net bakery-cafe sales growth to 4.0% to 5.0%, from 3.5% to 4.5%.

Diluted EPS

The Company today raised its full year fiscal 2016 diluted earnings per share target to $6.50 to $6.70, up 5% to 8%, from $6.33 to $6.52, up 2% to 5%, when compared to full year fiscal 2015, excluding one-time items in both fiscal years.

Operating Margin

For fiscal 2016, the Company continues to expect operating margin will be down 50 to 100 basis points when compared to fiscal 2015, excluding the impact of one-time items.

New Bakery-Cafe Development and AWS

The Company continues to expect 90 to 100 system-wide bakery-cafe openings in fiscal 2016 and is maintaining its average weekly net sales performance target for new Company-owned bakery-cafes of $45,000 to $47,000.

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 27, 2016, to discuss the fiscal Q1 2016 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q2 2016, and earnings targets and business outlook for fiscal 2016. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives, which its franchisees also contribute to based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

30 years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of March 29, 2016, there were 1,997 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, our intention to repurchase shares from time to time under the share repurchase program and our refranchising activities, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 29, 2016	March 31, 2015
Revenues:
Bakery-cafe sales, net	$598,784	$573,676
Franchise royalties and fees	37,852	32,393
Fresh dough and other product sales to franchisees	48,517	42,435
Total revenues	$685,153	$648,504
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$176,685	$173,657
Labor	191,562	181,537
Occupancy	41,920	42,856
Other operating expenses	88,431	80,737
Total bakery-cafe expenses	498,598	478,787
Fresh dough and other product cost of sales to franchisees	42,218	36,266
Depreciation and amortization	36,257	33,947
General and administrative expenses	48,182	37,767
Pre-opening expenses	2,196	1,649
Refranchising loss	1,071	8,891
Total costs and expenses	628,522	597,307
Operating profit	56,631	51,197
Interest expense	1,739	486
Other (income) expense, net	(251)	(184)
Income before income taxes	55,143	50,895
Income taxes	20,145	19,035
Net income	34,998	31,860
Less: Net loss attributable to noncontrolling interest	(90)	—
Net income attributable to Panera Bread Company	$35,088	$31,860

Earnings per common share:
Basic	$1.46	$1.20
Diluted	$1.45	$1.20
Weighted average shares of common and common equivalent shares outstanding:
Basic	24,105	26,478
Diluted	24,214	26,569

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 29, 2016	March 31, 2015
Revenues:
Bakery-cafe sales, net	87.4%	88.5%
Franchise royalties and fees	5.5	5.0
Fresh dough and other product sales to franchisees	7.1	6.5
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.5%	30.3%
Labor	32.0	31.6
Occupancy	7.0	7.5
Other operating expenses	14.8	14.1
Total bakery-cafe expenses	83.3	83.5
Fresh dough and other product cost of sales to franchisees (2)	87.0	85.5
Depreciation and amortization	5.3	5.2
General and administrative expenses	7.0	5.8
Pre-opening expenses	0.3	0.3
Refranchising loss	0.2	1.4
Total costs and expenses	91.7	92.1
Operating profit	8.3	7.9
Interest expense	0.3	0.1
Other (income) expense, net	—	—
Income before income taxes	8.0	7.8
Income taxes	2.9	2.9
Net income	5.1	4.9
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	5.1%	4.9%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	Company-Owned Average Weekly Sales ("AWS")
	Q1	Q2	Q3	Q4	YTD
2016	$50,550
2015	$47,478	$49,054	$48,364	$51,545	$49,090
2014	$47,142	$48,313	$46,936	$50,002	$48,114
2013	$47,144	$48,700	$46,239	$48,781	$47,741
2012	$45,426	$47,113	$45,894	$48,811	$46,836

	Franchise-Operated AWS
	Q1	Q2	Q3	Q4	YTD
2016	$48,206
2015	$46,614	$47,680	$46,734	$49,541	$47,680
2014	$46,717	$47,290	$45,881	$48,934	$47,215
2013	$46,800	$47,750	$45,769	$47,919	$47,079
2012	$45,714	$46,289	$45,692	$48,360	$46,526

	Traditional and Non-Traditional AWS [a]
	Company-Owned		Franchise-Operated
	2016 Opens	2015 Opens	2016 Opens	2015 Opens
Traditional Bakery-Cafes	15	8	12	14
Non-Traditional Bakery-Cafes	2	3	1	—
Traditional AWS	$60,162	$49,865	$51,843	$53,665
Non-Traditional AWS	$52,588	$41,590	$49,368	—
Total	$58,883	$47,210	$51,641	$53,665

[a] Represents year-to-date bakery-cafe openings and AWS for fiscal 2016 and fiscal 2015. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [b]
	Company	Franchise	Total		Company	Franchise	Total
Q1 16	17	13	30	Q1 15	11	14	25
Q2 16				Q2 15	18	12	30
Q3 16				Q3 15	10	14	24
Q4 16				Q4 15	18	15	33
2016 YTD	17	13	30	2015 YTD	57	55	112

[b] Bakery-cafe openings presented above exclude the opening of delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q1 2016 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended
	January 26, 2016	March 1, 2016	March 29, 2016	March 29, 2016
Company-owned	4.8%	9.3%	3.7%	6.2%
Franchise-operated	2.8%	6.2%	0.2%	3.3%
System-wide	3.8%	7.7%	1.9%	4.7%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses diluted earnings per share excluding certain items as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results excluding certain items provides additional information to investors to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of our ongoing operations in the 13 weeks ended March 29, 2016 and March 31, 2015, respectively.

For the 13 Weeks Ended
March 29, 2016
Net income, as reported	$35,088
Refranchising loss, after-tax (1)	680
Amount reserved for a legal matter, after-tax (2)	2,063
Net income, excluding certain items	$37,831

Diluted earnings per share, as reported	$1.45
Impact of refranchising loss on diluted earnings per share	0.03
Impact of amount reserved for a legal matter on diluted earnings per share	0.08
Diluted earnings per share, excluding certain items	$1.56

For the 13 Weeks Ended
March 31, 2015
Net income, as reported	$31,860
Refranchising loss, after-tax (1)	5,565
Net income, excluding certain items	$37,425

Diluted earnings per share, as reported	$1.20
Impact of refranchising loss on diluted earnings per share	0.21
Diluted earnings per share, excluding certain items	$1.41

(1) Refranchising losses of $1.1 million and $8.9 million before net effective tax benefits of $0.4 million and $3.3 million recorded during the thirteen weeks ended March 29, 2016 and March 31, 2015, respectively.
(2) Amount reserved for a legal matter of $3.2 million before net effective tax benefits of $1.1 million recorded during the thirteen weeks ended March 29, 2016 in general and administrative expenses in the Consolidated Statements of Income.